Exhibit (g)(5)

APPENDIX A TO THE
AMENDED AND RESTATED MASTER CUSTODIAN AGREEMENT BETWEEN
EACH REGISTERED INVESTMENT COMPANY IDENTIFIED AND THEIR SUBSIDIARIES OR OTHER ENTITIES
AND
BROWN BROTHERS HARRIMAN & CO.

DATED AS OF APRIL 29, 2011

DWS Global/International Fund, Inc.
DWS Emerging Markets Fixed Income Fund
DWS Global Bond Fund
DWS Global Thematic Fund
DWS RREEF Global Infrastructure Fund

DWS Global High Income Fund, Inc.

DWS International Fund, Inc.
DWS Diversified International Equity Fund
DWS Dreman International Value Fund
DWS Emerging Markets Equity Fund
DWS Latin America Equity Fund
DWS World Dividend Fund

DWS Securities Trust
DWS Climate Change Fund
DWS Enhanced Commodity Strategy Fund
DWS Gold & Precious Metals Fund
DWS RREEF Global Real Estate Securities Fund

DWS Variable Series II
DWS Diversified International Equity VIP
DWS Global Thematic VIP

DWS Cayman Precious Funds Metals, Inc.

DWS Cayman Commodity Fund I, Ltd.

DWS Cayman Commodity Fund II, Ltd.